Exhibit 21.1

SUBSIDIARIES OF PALANTIR TECHNOLOGIES INC.*

NAME OF SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION
Palantir USG, Inc.	Delaware, U.S.
Palantir GSC Inc.	Delaware, U.S.
Palantir Technologies Geneva Sàrl	Switzerland
Palantir Technologies Holdings LLC	Delaware, U.S.
Palantir International Inc.	Delaware, U.S.
Palantir Italia S.r.l.	Italy
Palantir Technologies Singapore Pte. Ltd.	Singapore
Palantir Technologies New Zealand Limited	New Zealand
Palantir Technologies Australia Pty Ltd.	Australia
Palantir Technologies GmbH	Germany
Palantir Technologies Canada Inc.	Canada
Palantir Technologies Japan, G.K.	Japan
Palantir Engineering Israel Ltd.	Israel
Palantir Technologies Sweden AB	Sweden
Palantir Technologies Mexico S. de R.L. de C.V.	Mexico
Palantir Tecnologia do Brasil Ltda.	Brazil
Palantir Technologies Switzerland GmbH	Switzerland
Palantir Technologies Spain S.L.U.	Spain
Palantir Technologies France SAS	France
Palantir Technologies Poland Sp. z o.o.	Poland
Palantir Technologies Denmark ApS	Denmark
Palantir Technologies Norway AS	Norway
Palantir Technologies UK, Ltd.	United Kingdom
Palantir Shakti Technologies Private Limited	India
Palantir Technologies Taiwan Limited	Taiwan
Palantir Technologies QFC LLC	Qatar
Palantir Technologies UK - Eagle, Ltd.	United Kingdom
Palantir Technologies Austria GmbH	Austria
Palantir Technologies Korea LLC	South Korea
Palantir Technologies Lithuania, UAB	Lithuania
Palantir Technologies Belgium SRL	Belgium

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Palantir Technologies Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.